EXHIBIT 99.2
3D Systems Corporation Conference Call & Webcast Discussion of Preliminary First Quarter 2007 Operating Results May 11, 2007 NASDAQ: TDSC www.3dsystems.com

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Participants Chanda Hughes Coordinator, Investor Relations Abe N. Reichental President & Chief Executive Officer Damon Gregoire Vice President & Chief Financial Officer Robert M. Grace, Jr. Vice President, General Counsel & Secretary

Forward-Looking Statements Certain statements made in this presentation that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements in the future or conditional tenses or that include the terms "believes," "belief," "estimates," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business. Forward-looking statements are based upon management's current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" that appear in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

Yesterday's Announcement We filed for an extension of time to file our first quarter Form 10-Q We have delayed releasing our first-quarter 2007 operating results until we finish the 10-Q We wanted to share with you preliminary results for the first quarter of 2007 There can be no assurance that the final results that we report will be within the ranges set forth today

First Quarter 2007 Expectations We believe that: Revenue for the first quarter should be in the range of $36 to $37 million Revenue for materials is expected to continue its double-digit pace of growth Gross profit should be in the range of $15.5 million to $16.5 million for the first quarter

We believe that: Operating loss for the first quarter should be in the range of $1 million to $2 million Net loss available to the common stockholders should be in the range of $1.5 to $2.5 million for the first quarter of 2007 Unrestricted cash on hand should be approximately $7 million, primarily reflecting borrowings under our Bank credit facility. We expect to repay or refinance those bank borrowings when they become due. First Quarter 2007 Expectations

State of Business We believe that the significant business setbacks and disruptions that we experienced in the course of implementing our strategic initiatives in 2006 are now largely behind us We are gratified with the progress we are making In the first quarter of 2007, we continued to incur abnormally high expenses related to the restatement and year-end audit Strong demand for our materials suggests that the demand for our products remains strong Our growing installed base, coupled with the integration of our new systems with proprietary materials' cartridges and our continuum of expert solutions, should improve the profitability of our business as revenue from materials continues to outpace the growth in systems

State of Business (continued) The stability of our revenue base should improve as consumables' sales rise as a percentage of the product mix relative to systems We are committed to completing our remediation efforts and to having state-of-the-art controls, procedures and processes We continue undeterred to focus on our goals and our efforts to transform our company and the way we do business to establish a strong record of sustained growth and profitability

Out of respect for other conference call participants, please ask one question and then return to the queue to ask additional questions. Because of the preliminary nature of our first- quarter 2007 results, we are not in a position today to comment further on them. All questions must be directed through the teleconference portion of this call. Questions via the web will not be accepted. Question & Answer Session

Thank You for Participating A recording of this Webcast will be available two hours after completion of the call for three days. To access the recording, dial 1- 800-642-1687 (or 706-645-9291 from outside the United States) and enter 8799551, the conference call ID number. A replay of this Webcast will be available approximately 48 hours after the call on 3D Systems' website under the Investor Relations' section.

First Quarter 2007 Product Announcements Announced successful development of the revolutionary compact, fast and affordable V-Flash(tm) Desktop Modeler Based on a Disruptive Technology Platform - Film Transfer Imaging (FTI) - 4th technology platform for 3D Systems SLA(r)-like Part Quality User-Friendly Operation... Affordable Total Cost of Ownership Priced @ US$ 9,900

Partnership with World-Class Leaders - Tangible Express First fractional ownership program in the industry Delivers 3D Systems' technology and quality to more users Manufacturing capacity without the associated operating costs Owners pay for what they need when they need it Fractional fleet of 13 SLA(r) and SLS(r) Systems and complete 3D materials portfolio Why Settle For a Mimic? Own a Slice of The Real Deal!

Why Settle For a Mimic? Own a Slice of The Real Deal... Pro Parts at a Fraction! The Real Deal... Pro Parts at a Fraction! The Real Deal... Pro Parts at a Fraction! FDM from Stratasys Ownership Slice from TE PolyJet from Objet Stereolithography from 3D

In partnership with World-Class Leaders: Announced first economical, high-speed desktop manufacturing system for hearing aids Based on 3D Systems' new, disruptive Film Transfer Imaging (FTI) technology Builds high-quality hearing aid shells within hours - improved efficiency Will provide multiple-material options Available Fall 2007 First Quarter 2007 Product Announcements

Introduced Accura(r) 55 Plastic, a tough and versatile Stereolithography Material that simulates the look and feel of molded ABS Announced the introduction of the InVision(r) XT 3-D Modeler Fast and productive High-definition, functional and durable models Material Color variety Compact First Quarter 2007 Product Announcements